Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Marcel Martin
Chief Financial Officer and Vice
President of Finance
Haynes International, Inc.
765-456-6129

HAYNES INTERNATIONAL, INC. REPORTS FIRST QUARTER FISCAL 2008 FINANCIAL RESULTS

•	Net revenues of $146.1 million for the first quarter of fiscal 2008, an increase of $25.6 million over the first quarter of fiscal 2007.

•
Net income of $13.8 million, or $1.16 per diluted share, for the first quarter of fiscal 2008, compared to net income of $13.2 million, or $1.27 per diluted share, for the first quarter of fiscal 2007.

•	Pension curtailment gain of $3.7 million recorded to cost of goods sold in first quarter of fiscal 2008 ($2.2 million net of tax or $0.18 per fully diluted share).

•	Backlog increased by $11.5 million, or 4.9%, for the three months ended December 31, 2007, to finish at $247.8 million.

KOKOMO, IN, February 7, 2008 - Haynes International, Inc. (NASDAQ GM: HAYN) today reported net revenues of $146.1 million for the three months ended December 31, 2007 and net income of $13.8 million, or $1.16 per diluted share, compared to net revenues of $120.5 million and net income of $13.2 million, or $1.27 per diluted share, for the same period of fiscal 2007.

“Although we continued to experience solid demand in the markets we serve, the competitive environment has intensified and equipment outages, planned and unplanned, had an unfavorable impact on the quarter," said Francis Petro, Haynes’ President and Chief Executive Officer. "The completion of the upgrade on the annealing line in this year's third quarter should diminish the effects of any further unplanned outages and improve delivery performance.”

Quarterly Results
Net revenues increased by $25.6 million, or 21.3%, to $146.1 million in the first quarter of fiscal 2008 from $120.5 million in the same period of fiscal 2007. Volume for all products decreased by 4.6% to 5.2 million pounds in the first quarter of fiscal 2008 from 5.5 million pounds in the same period of fiscal 2007; however, volume of high-performance alloys increased by 4.9% to 5.0 million pounds in the first quarter of fiscal 2008 from 4.8 million pounds in the same period of fiscal 2007. Volume of stainless steel wire decreased by 71.5% to 0.2 million pounds in the first quarter of fiscal 2008 from 0.7 million pounds in the same period of fiscal 2007 as a result of the Company’s strategy to focus on the production and sales of high-performance alloy wire. It is anticipated, however, that there will continue to be a recurring level of stainless steel wire produced and sold into certain specialty markets. The aggregate average selling price per pound increased by 27.0% to $28.05 per pound in the first quarter of fiscal 2008 from $22.08 per pound in the same period of fiscal 2007 because of changes in product mix (both form and alloy), an increased level of service center value-added business (which also reflects a higher average cost per pound), reduced project business and higher raw material prices.

Cost of sales increased to $111.9 million, and 76.6% of net revenues, in the first quarter of fiscal 2008, compared to $86.8 million, and 72.1% of net revenues, in the same period of fiscal 2007. Cost of sales in the first quarter of fiscal 2008 grew as a result of increased high-performance alloy volumes, increased raw materials costs, and product mix due to an increase in the production and sale of higher-cost alloys and forms. In addition, labor costs increased in the first quarter of fiscal 2008 compared to the same period in fiscal 2007 due to increased wage rates for union employees and increased fringe benefit cost. These increases in cost of sales were partially offset by a $3.7 million (2.5% of net revenue) pension curtailment gain, which was recorded due to an amendment to freeze future pension benefit accruals for non-union employees in the U.S. The increase in cost of sales as a percentage of net revenues (and the corresponding decline in gross profit as a percent of net revenue) can be attributed to the increased cost of sales, and increased competition (which lowered net revenue) and planned and unplanned equipment outages.

Selling, general and administrative expenses increased 6.1% to $10.0 million in the first quarter of fiscal 2008 from $9.4 million in the same period of fiscal 2007 due to general inflationary increases and higher business activity. Selling, general and administrative expenses as a percentage of net revenues decreased to 6.8% in the first quarter of fiscal 2008 compared to 7.8% for the same period of fiscal 2007 due primarily to increased level of revenues. It is anticipated that SG&A expense for all of fiscal 2008 will increase by approximately 6% compared to fiscal 2007.

Research and technical expense increased 30.3% to $0.9 million in the first quarter of fiscal 2008 from $0.7 million in the same period of fiscal 2007 due to normal inflationary increases and also increased staff levels required to support the transition of retiring employees.

As a result of the above factors, operating income in the first quarter of fiscal 2008 was $23.3 million compared to $23.5 million in the same period of fiscal 2007.

Interest expense decreased 74.4% to $0.5 million in the first quarter of fiscal 2008 from $1.8 million in the same period of fiscal 2007. The decrease is from a lower average debt balance outstanding resulting from the Company's application of proceeds from the equity offering that occurred in the second quarter of fiscal 2007, cash generated from operations and proceeds from the exercise of stock options to reduce the outstanding debt balance.

Income tax expense increased to $9.0 million in the first quarter of fiscal 2008 from $8.5 million in the same period of fiscal 2007 primarily due to higher pretax income. The effective tax rate for the first quarter of fiscal 2008 was 39.4% compared to 39.2% in the same period of fiscal 2007. It is expected that the effective tax rate for fiscal 2008 will be approximately between 38.0% and 39.0%.

As a result of the above factors, net income increased by $0.7 million to $13.8 million in the first quarter of fiscal 2008 from $13.2 million in the same period of fiscal 2007.

Comparative Cash Flow Analysis
During the first quarter of fiscal 2008, the Company’s primary sources of cash were cash from operations, borrowings under its U.S. revolving credit facility with a group of lenders led by Wachovia Capital Finance Corporation (Central) and proceeds from the exercise of stock options (including related tax benefits). At December 31, 2007, Haynes had cash and cash equivalents of approximately $8.4 million compared to cash and cash equivalents of approximately $5.7 million at September 30, 2007.

Net cash provided by operating activities was $11.5 million in the first quarter of fiscal 2008 compared to $52.8 million in the same period of fiscal 2007. Several items contributed to the difference. First, cash provided by operating activities in the first quarter of fiscal 2007 included the proceeds of the $50.0 million up-front payment received from Titanium Metals Corporation as a result of the Conversion Services Agreement entered into in that quarter. Second, inventory balances (net of foreign currency adjustments) at December 31, 2007 were $17.7 million higher than at September 30, 2007, as a result of both planned and unplanned outages and increased levels of inventory required to support an increased sales level in the first quarter of fiscal 2008 as compared to the first quarter of fiscal 2007. Third, there was cash generated from a decrease in accounts receivable of $12.4 million.

Net cash used in investing activities was $4.6 million in the first quarter of fiscal 2008 compared to $3.0 in the first quarter of fiscal 2007, primarily as a result of the ongoing capital expenditure program. Net cash used in financing activities included a reduction in borrowings on the revolving credit facility by $7.2 million as a result of cash generated from operations and proceeds from exercise of stock options (including excess tax benefits) of $3.3 million.

Backlog
The Company’s consolidated backlog increased by $11.5 million, or 4.9%, to $247.8 million at December 31, 2007 from $236.3 million at September 30, 2007.

Outlook
Planned fiscal 2008 capital spending is targeted at $15.0 million, $4.7 million of which was spent in the first quarter. The main projects for fiscal 2008 include continuing the upgrade of the annealing line at the Kokomo, Indiana facility and the new pilger mill at the Arcadia, Louisiana facility. The first phase of the upgrade on the number one electric annealing line is essentially completed. The second phase of the upgrade will start in April 2008 and finish in June 2008. Although management believes that fiscal 2008 will show growth in high-performance alloy volumes, the total year-to-year increase from fiscal 2007 to fiscal 2008, may not equal the year-to-year growth seen from fiscal 2006 to fiscal 2007. In addition to increasing capacity, management also believes that the completion of these capital projects and the related improvements in reliability and performance of the equipment will have a positive long-term effect on profitability and working capital management. In addition, the installation of our new pilger mill, which will expand our capacity to produce titanium tubing, is going well and the mill will be operational by the end of May. Overall, net revenue for fiscal 2008 will be higher then net revenue from fiscal 2007. The gross margin percent is expected to improve over the course of fiscal 2008 with the last quarter of this year reflecting a gross margin of approximately 25.0% due to the anticipated improvement in the stainless steel market and completion of the annealing line project.

Commenting on the outlook for fiscal 2008 and forward, Mr. Petro said, “We expect the demand for our high-performance alloys to be positively driven by the continuation of favorable trends in the aerospace market, chemical processing construction and maintenance markets and the land-based gas turbine market. These favorable market trends reflect the anticipated growth in the emergent economies of Asia. We believe that our value-added services will help us to compete with the competition from the stainless market and we also look for the stainless market to improve over the course of fiscal 2008.”

“In addition to the favorable demand outlook, we anticipate that our capital upgrade program will increase our capacity to satisfy expected market growth, as well as reduce associated manufacturing costs, although equipment downtime may have a short-term affect on volume in certain quarters in fiscal 2008. We also believe these capital upgrades will reduce the likelihood of unplanned equipment outages and increase our production capacity. In view of the favorable demand outlook and the timing of the capital program, we believe we are well positioned to continue generating positive returns for our shareholders. As noted in the last conference call, we have adjusted the timing of when we believe we can achieve annual shipments of 23.5 million pounds of high-performance alloys to no later than fiscal 2010, which we previously estimated would be sometime between fiscal 2009 and the end of fiscal 2011.”

Although the current order entry activity for the Company continues to be strong, a slowdown in overall global economic growth, an economic downturn or recession could materially reduce the demand for the Company's products and materially and adversely affect its business.

Shareholder Meeting
As previously announced, there will be a Shareholder’s Meeting on February 25, 2008 at the Holiday Inn Select Airport, 2501 South High School Road, Indianapolis, Indiana 40241.

Earnings Conference Call
The Company will host a conference call on Friday, February 8, 2008, to discuss its results for the first quarter of fiscal 2008 for the period ended December 31, 2007. Francis Petro, President and Chief Executive Officer, and Marcel Martin, Chief Financial Officer and Vice President of Finance, will host the call and be available to answer questions.

To participate, please dial the teleconferencing number shown below five minutes prior to the scheduled conference time.

Date:	Friday, February 8, 2008
Time:	9:00 a.m. Eastern Time
8:00 a.m. Central Time
7:00 a.m. Mountain Time
6:00 a.m. Pacific Time

Dial-In Numbers:	877-407-8033 (Domestic)
201-689-8033 (International)

A live Webcast of the conference call will be available at www.haynesintl.com.

For those unable to participate a replay will be available from Friday, February 8, 2008 at 11:00 a.m. Eastern Time, through 11:59 p.m. Eastern Time on Friday, February 15, 2008. To listen to the replay, please dial:

Domestic:	877-660-6853
International:	201-612-7415
Replay Access:	Account: 286 Conference: 271986

A replay of the Webcast will also be available at www.haynesintl.com until March 7, 2008.

About Haynes International
Haynes International, Inc. is a leading developer, manufacturer and marketer of technologically advanced, high performance alloys, primarily for use in the aerospace and chemical processing industries.

Cautionary Note Regarding Forward-Looking Statements
This news release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, particularly under the “Outlook” section above. When used in this news release, the words “believes,” “anticipates,” “expects,” “plans” and similar expressions are intended to identify forward-looking statements. Although the Company believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties, and the Company can provide no assurances that such plans, intentions or expectations will be achieved. Many of these risks are discussed in detail in the Company’s filings with the Securities and Exchange Commission, in particular in its Form 10-K for the fiscal year ended September 30, 2007. You should carefully read these risk factors.

All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. All forward-looking statements speak only to the respective dates on which such statements are made and the Company does not undertake and specifically declines any obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

It is not possible to anticipate and list all risks and uncertainties that may affect the future operations or financial performance of the company; however, they include, but are not limited to, the following:
•	Commercialization of new production capacity;
•	Any significant decrease in customer demand for our products or in demand for our customers' products;
•	Our dependence on production levels at our Kokomo facility and our ability to make capital improvements at that facility;
•	Rapid increases in the cost of nickel, energy and other raw materials;
•	Our ability to continue to develop new commercially viable applications and products;
•	Our ability to recruit and retain key employees;
•	Our ability to comply, and the costs of compliance, with applicable environmental laws and regulations; and
•	Economic and market risks associated with foreign operations and U.S. and world economic and political conditions.

Schedule 1

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	December 31,
	2006	2007

Net revenues	$120,463	$146,077
Cost of sales	86,842	111,872
Gross profit	33,621	34,205
Selling, general and administrative expense	9,420	9,990
Research and technical expense	697	908
Operating income	23,504	23,307
Interest expense, net	1,809	463
Income before income taxes	21,695	22,844
Provision for income taxes	8,511	9,001
Net income	$13,184	$13,843
Net income per share:
Basic	$1.32	$1.17
Diluted	$1.27	$1.16
Weighted average shares outstanding:
Basic	10,000,000	11,821,842
Diluted	10,398,994	11,965,900

Schedule 2

HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands, except share data)

ASSETS	September 30, 2007	December 31, 2007
Current assets:
Cash and cash equivalents	$5,717	$8,444
Restricted cash - current portion	110	110
Accounts receivable, less allowance for doubtful accounts of $1,339 and $1,257, respectively	106,414	93,854
Inventories, net	286,302	304,054
Income taxes receivable	1,760	-
Deferred income taxes	10,801	11,384
Other current assets	1,457	1,368
Total current assets	412,561	419,214

Property, plant and equipment (at cost)	117,181	121,929
Accumulated depreciation	(19,321)	(21,484)
Net property, plant and equipment	97,860	100,445

Deferred income taxes - long term portion	22,738	23,699
Prepayments and deferred charges, net	3,702	4,066
Restricted cash - long term portion	330	220
Goodwill	41,252	41,927
Other intangible assets	8,526	8,250
Total assets	$586,969	$597,821
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$60,443	$61,538
Income taxes payable	-	4,034
Accrued pension and postretirement benefits	14,647	14,388
Revolving credit facilities	35,549	28,335
Deferred revenue - current portion	2,500	2,500
Current maturities of long-term obligations	110	110
Total current liabilities	113,249	110,905

Long-term obligations (less current portion)	3,074	2,956
Deferred revenue (less current portion)	45,329	44,704
Non-current income taxes payable	-	5,384
Accrued pension and postretirement benefits	108,940	98,350
Total liabilities	270,592	262,299

Stockholders’ equity:
Common stock, $0.001 par value (40,000,000 shares authorized, 11,807,237 and 11,905,310 issued and outstanding at September 30, 2007 and December 31, 2007, respectively)	12	12
Preferred stock, $0.001 par value (20,000,000 shares authorized, 0 shares issued and outstanding)	-	-
Additional paid-in capital	218,504	222,131
Accumulated earnings	93,880	106,896
Accumulated other comprehensive income	3,981	6,483
Total stockholders’ equity	316,377	335,522
Total liabilities and stockholders’ equity	$586,969	$597,821

Schedule 3
HAYNES INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Three Months Ended December 31,
	2006	2007
Cash flows from operating activities:
Net income	$13,184	$13,843
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	1,772	2,166
Amortization	282	276
Stock compensation expense	693	350
Excess tax benefit from option exercises	-	(2,022)
Deferred revenue	50,000	--
Deferred revenue - portion recognized	(296)	(625)
Deferred income taxes	(544)	(3,705)
Loss on disposal of property	42	94
Change in assets and liabilities:
Accounts receivable	2,403	12,446
Inventories	(23,037)	(17,673)
Other assets	(2,552)	(242)
Accounts payable and accrued expenses	2,097	902
Income taxes	8,889	11,999
Accrued pension and postretirement benefits	(96)	(6,307)
Net cash provided by operating activities	52,837	11,502

Cash flows from investing activities:
Additions to property, plant and equipment	(3,139)	(4,738)
Change in restricted cash	110	110
Net cash used in investing activities	(3,029)	(4,628)

Cash flows from financing activities:
Net increase (decrease) in revolving credit	(51,003)	(7,214)
Proceeds from exercise of stock options	-	1,255
Excess tax benefit from option exercises	-	2,022
Payments on long-term obligations	(147)	(154)
Net cash used in financing activities	(51,150)	(4,091)

Effect of exchange rates on cash	142	(56)
Increase (decrease) in cash and cash equivalents	(1,200)	2,727

Cash and cash equivalents, beginning of period	6,182	5,717
Cash and cash equivalents, end of period	$4,982	$8,444

Supplemental disclosures of cash flow information:
Cash paid during period for: Interest (net of capitalized interest)	$1,419	$454
Income taxes	$129	$732

I/2077076.1